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                                                                     EXHIBIT 5.1



                       [Palmer & Dodge Letterhead]



September 11, 1997
ILL Systems, Inc.
124 Acton Street
Maynard, Massachusetts  01754


Ladies and Gentlemen:

      We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by IPL Systems, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on or about the date hereof. The Registration Statement relates to 654,500 shares (the "Shares") of the Company's Class A Common Stock, $.01 par value, offered pursuant to the provisions of the Company's 1996 Consolidated Equity Incentive Plan (the "Plan").

      In connection with this opinion, we have examined and relied upon the Registration Statement, the Plan, the Company's Restated Articles of Organization, and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

      Based upon the foregoing, we are of the opinion that, when issued in accordance with the terms of the Plan and the options or other rights granted thereunder, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,



                                          Palmer & Dodge LLP